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                                                               EXHIBIT 10.08


                          CADENCE DESIGN SYSTEMS, INC.
                          SENIOR EXECUTIVE BONUS PLAN
                      JANUARY 1, 1995 - DECEMBER 31, 1995


The purpose of the Senior Executive Bonus Plan is to motivate and reward the Senior Executives of the company to profitably grow Cadence and achieve corporate goals. The plan provides for a cash payment after January 1, 1996. The financial performance will be based on the audited financial statements.

The Target Bonus Pool will be made up of the sum of each participant's salary times a percentage as assigned by the Compensation Committee. The Actual Bonus Pool will be a percentage of the Target Bonus Pool determined based on Cadence's performance against Earnings Per Share (EPS) targets.

If Earnings Per Share fall outside the target range, the Bonus Pool will be determined at the sole discretion of the Board of Directors.

The target bonus for each Senior Executive will be pre-established by the Compensation Committee of the Board of Directors.

The individual Senior Executive bonus target will be adjusted in proportion to the adjustment of the Bonus Pool, the portion of 1995 actively employed by Cadence as a Senior Executive and an individual performance factor with a range of .5 to 1.5 as assigned or approved by the Compensation Committee of the Board of Directors. There will be no adjustment for the other Senior Executives if a Senior Executive leaves the Company. The total of the individual bonuses will be controlled to the bonus pool, as adjusted by the Earnings Per Share performance factor.

The Board of directors reserves the right to terminate or modify this plan at any time. The plan is only effective for 1995, and any future Senior Executive Bonus or other bonus plan is at the discretion of the Board of Directors.

In order for the Bonus to be paid to a Senior Executive, he/she must be in the active employment of Cadence as of December 31, 1995. All forfeitures revert to Cadence.